Filed Pursuant to Rule 433
Registration No. 333 -153598
September 11, 2009
KINDER MORGAN ENERGY PARTNERS, L.P.
5.800% Senior Notes due 2021
6.500% Senior Notes due 2039
The following information supplements the Preliminary Prospectus Supplement dated September 11, 2009, and is filed pursuant to Rule 433, under Registration No. 333-153598

Issuer:	Kinder Morgan Energy Partners, L.P.

Ratings (Moody’s/S&P/Fitch)*:	Baa2 (Negative) / BBB (Negative) / BBB (Stable)

Security Type:	Senior Unsecured Notes

Minimum Denomination:	$1,000

Pricing Date:	September 11, 2009

Settlement Date:	September 16, 2009

	5.800% Senior Notes due 2021	6.500% Senior Notes due 2039

Maturity Date:	March 1, 2021	September 1, 2039

Principal Amount:	$400,000,000	$600,000,000

Benchmark:	3.625% due August 2019	4.250% due May 2039

Benchmark Price / Yield:	102-16+ /3.325%	101-12+ / 4.168%

Re-offer Yield to Maturity:	5.825%	6.568%

Coupon:	5.800%	6.500%

Public Offering Price:	99.796%	99.118%

Optional Redemption:	T+37.5 bps	T+37.5 bps

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2010

CUSIP / ISIN:	494550 BC9 / US494550BC95	494550 BD7 / US494550BD78

Joint Bookrunning Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Calyon Securities (USA) Inc.
Commerzbank Capital Markets Corp.
Daiwa Securities America Inc.
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
UBS Securities LLC
RBC Capital Markets Corporation
TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
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The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (877) 858-5407, SunTrust Robinson Humphrey, Inc. at (800) 685-4786 or Wells Fargo Securities, LLC at (800) 326-5897.